PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Increases Financial Guidance for Third Quarter of 2005

---Anticipates in Excess of $10.6 Million in Underlying Earnings---

Montreal, Quebec, October 10, 2005 - Optimal Group Inc. (NASDAQ:OPMR), today announced that it is increasing its financial guidance for the third quarter of 2005. All references are to U.S. dollars.

Optimal now anticipates that its underlying earnings before income taxes and non-controlling interest will be in excess of $10.6 million for the quarter. Optimal's original guidance for this period was for underlying earnings before income taxes and non-controlling interest to be approximately $9.8 million.

Underlying earnings from continuing operations before income taxes and non-controlling interest is a non-GAAP (Generally Accepted Accounting Principles) financial measure that excludes amortization of intangibles, amortization of property and equipment, inventory write-downs, stock-based compensation expense, restructuring costs, foreign exchange, goodwill impairment, gain on sale of investments, income taxes, non-controlling interest and discontinued operations.

Optimal believes that underlying earnings from continuing operations before income taxes and non-controlling interest is useful to investors as a measure of Optimal's earnings because it is an important measure of the Company's growth and performance, and provides a meaningful reflection of underlying trends of its business. Optimal provides a reconciliation of underlying earnings from continuing operations before income taxes and non-controlling interest in an annex to the Company's earnings release on a quarterly basis.

The revised guidance provided today reflects, among other things, better than expected performance across all of our business segments and increased demand for certain of our products. The revised guidance provided today does not reflect any financial impact from Optimal’s recently announced acquisition of a portfolio of U.S. merchant processing contracts and associated sales channel contracts from Moneris Solutions, Inc.

Optimal will be reporting financial results for the third quarter and nine months ended September 30, 2005 on Monday, November 7, 2005 after the market close. Optimal’s conference call will be held on Tuesday, November 8, 2005 at 10:00 am (EST). It is the intent of Optimal’s conference call to have the question and answer session limited to institutional analysts and investors. The call can be heard beginning at 10:00 am (EST) as an audio webcast via Optimal’s website at www.optimalgrp.com. As well, Optimal invites retail brokers and individual investors to hear the conference call replay by dialing 514-861-2722 / 1-800-408-3053 access code 3164967 #. The replay may be heard beginning at 2:00 pm (EST) on November 8, 2005 and will be available for five business days thereafter.

2.	Optimal Group Increases Financial Guidance for Third Quarter of 2005

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone. Through FireOne Group (London/AIM: FPA.L) and its subsidiaries, we process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay (www.firepay.com), a leading stored-value, electronic wallet. FireOne Group offers FirePay for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Gary Wechsler

Chief Financial Officer

Optimal Group Inc.

(514) 738-8885

gary@optimalgrp.com

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; our per incident hardware maintenance and repair outsourcing services revenues are variable; we operate in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; we rely on single suppliers for some of our inventory; we may not be able to accurately predict our inventory requirements; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers’ equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; our payments business is at risk of loss due to fraud and disputes; our payments business may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment system might be used for illegal or improper purposes; we must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments business; we may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the internet could negatively impact our business systems or our reputation; the legal status of internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments business; we rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments business; we operate in a competitive market for our products and services; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments business relies upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments business to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our business is subject to fluctuations in general business conditions; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", “Legal Proceedings” and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

All information in this release is as of October 10, 2005. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.